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                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                         ________________
                             FORM S-8

                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                          ________________

                          SKINVISIBLE, INC.
       (Exact Name of Registrant as Specified in Its Chapter)

        Nevada                                   88-0344219
        ------                                   ----------
(State of Incorporation)              (I.R.S. Employer Identification No.)

                    3095 East Patrick Lane, Suite 1
                        Las Vegas Nevada 89120
                        ----------------------
                (Address of Principal Executive Offices)

                 STOCK OPTION PLAN OF SKINVISIBLE, INC.
                 --------------------------------------
                         (Full Title of the Plan)

              Skinvisible, Inc. , Terry Howlett, President
                    3095 East Patrick Lane, Suite 1
                        Las Vegas Nevada 89120
                        ----------------------
               (Name and Address of Agent for Service)

                            (702) 433-7154
                            --------------
      (Telephone Number, including Area Code of Agent for Service)
                           ________________

                   CALCULATION OF REGISTRATION FEE

=====================================================================
Title of         Amount      Proposed      Proposed       Amount
Securities       to be       Maximum       Maximum        of
to be            Regis-      Offering      Aggregate      Regis-
Registered       tered       Price Per     Offering       tration
                 (1),(2)     Share(3)      Price(4)       fee
---------------------------------------------------------------------
Common Stock     1,500,000   $2.19         $3,285,000     $914
$0.001 par       Shares
value
=====================================================================

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Stock Option Plan being registered by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Includes 1,500,000 shares of Common Stock issuable under the Stock Option Plan.

(3) The Proposed Maximum Offering Price Per Share represents a weighted average of the following estimates calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act of 1933"). With respect to 1,323,500 shares subject to outstanding options under the 1999 Stock Option Plan, the Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price of $2.085 per share. With respect to the 176,500 shares of Common Stock available for future issuance under the 1999 Stock Option Plan for which the price at which the options to be granted in the future is not currently determined, the estimated Proposed Maximum Offering Price Per Share was determined pursuant to Rule 457(c) to be equal to $3.00, the average of the bid and asked price of the stock as of December 1, 1999 per share.

(4) The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price per Share times the total number of shares of Common Stock to be registered. The Proposed Maximum Aggregate Offering Price is estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h)(l) under Securities Act of 1933.
                     ________________
                       Copies to:
            Michael A. Cane, Cane & Company
        Suite 1200, 101 Convention Center Drive
                   Las Vegas, Nevada
                     (702) 312-6255

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                             PART I

        INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS


Item 1.	Plan Information.*


Item 2.	Registrant Information and Employee Plan Annual
Information.*

*	Information required by Part I to be contained in Section 10(a)
prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.


                             PART II


Item 3.	Incorporation of Documents by Reference.

The following documents filed by Skinvisible, Inc. (the "Company") with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(1)	The Company's Form 10-SB Registration Statement, as
amended, filed with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") originally on April 30, 1999 and as amended on November 8, 1999;

(2)	The Company's Quarterly Reports on Form 10-QSB filed with
the Securities and Exchange Commission on August 17, 1999 and November 15, 1999;

(3)	All other reports filed by the Company pursuant to Sections
13(a) or 15(d) of the Exchange Act subsequent to the filing of the Company's Form 10-SB Registration Statement referred to in (a) above;

(4)	The description of the Company's Common Stock which is
contained in the Form 10-SB Registration Statement, referred to in (a) above, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

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Item 4.	Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act of 1934.

Item 5.	Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of it or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Michael A. Cane of Cane & Company, Independent Counsel, has provided an opinion on the validity of the Company's common stock.

Item 6.	Indemnification of Directors and Officers.

The officers and directors of the Company are indemnified as provided by the Nevada Revised Statutes (the "NRS") and the Bylaws of the Company.

Unless specifically limited by a corporation's articles of incorporation, the NRS automatically provides directors with immunity from monetary liabilities. The Company's Articles of Incorporation do not contain any such limiting language. Excepted from that immunity are:

(i)	 a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

(ii)	 a violation of criminal law unless the director had
reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

(iii)	 a transaction from which the director derived an improper
personal profit; and

(iv)	 willful misconduct.

The By-laws of the Company provide that the Company will indemnify its directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company,
(iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Nevada law or (iv) such indemnification is required to be made pursuant to the By-laws.

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The By-laws of the Company provide that the Company will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Company, or is or was serving at the request of the Company as a director or executive officer of another Company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the By-laws of the Company or otherwise.

The By-laws of the Company provide that no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.


Item 7.	Exemption from Registration Claimed.

The Company relies on the Commission's Rule 701 promulgated under section 3(b) of the Securities Act of 1933 to exempt the issuance and exercise of certain of the options issued prior to the Company being subject to the Securities Exchange Act's periodic reporting requirements. Options to purchase 9,000 shares of the Company's common stock were issued and then exercised by three former employees of the Company at a price of $1.50 per share. Other options that have been issued under the Company's Stock Option Plan registered hereby have not, as yet, been exercised.

Item 8.	Exhibits.

Exhibit
Number      Description of Document
-------     ---------------------------------------------------------
4.1         Stock Option Plan of Skinvisible, Inc.

5.1 Opinion of Cane & Company, LLC regarding validity of securities with consent to use.

24.1 Power of Attorney (included on the signature page of this Registration Statement).

                                3

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Item 9.	Undertakings.

The Company hereby undertakes:

(a)	To file, during any period in which offers or sales are
being made, a post-effective amendment to this registration:

(1)	To include any prospectus required by Section 10(a)(3)
of the Securities Act of 1933;

(2)	To reflect in the prospectus any facts or events
arising after the effective date of the Registration
Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(3)	To include any material information with respect to
the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)	That, for the purpose of determining any liability under
the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action,

                                4

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suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                            SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant, Skinvisible, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 10th day of December, 1999.

                            SKINVISIBLE, INC.


                                    /s/ Terry Howlett
                            By: 	_________________________
                                    Terry Howlett, President


                           POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Terry Howlett, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature              Title                           Date
---------              -----                           ----

/s/ Terry Howlett      President & Director
-----------------      (Principal Executive Officer)   December 10, 1999
TERRY HOWLETT

/s/ Howard Thomson     Secretary & Treasurer
------------------     (Principal Accounting Officer)  December 10, 1999
HOWARD THOMSON


/s/ Jerry Hodge        Director                        December 10, 1999
------------------
JERRY HODGE

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/s/ Jost Steinbruchel  Director                        December 10, 1999
---------------------
JOST STEINBRUCHEL

/s/ Anthony St. John   Director                        December 9, 1999
---------------------
ANTHONY ST. JOHN


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